Exhibit 1.3

[Translation]

SHARE HANDLING REGULATIONS

Pepper Food Service Co., Ltd.

Chapter I

General Provisions

Article 1. (Purpose)

1.	Handling of shares and stock acquisition rights of Pepper Food Service Co., Ltd. (the “Company”), related fees, procedures for shareholders to exercise their rights, and other related matters shall be governed by these Regulations under Article 9 of the Company’s Articles of Incorporation, by the rules of the Japan Securities Depository Center, Inc. (the “JASDEC”), a book-entry transfer clearing institution, and by the rules of securities companies, trust banks and other institutions that manage accounts (“Account Management Companies”).

2.	Handling of special accounts opened under the agreement entered into by and between the Company and the trust bank designated by the Company, fees, procedures for shareholders to exercise their rights, and other matters shall be governed by these Regulations and by the rules of such trust bank.

Article 2. (Transfer Agent)

The Transfer Agent of the Company and its place of administration shall be as follows:

Transfer Agent:

Sumitomo Mitsui Trust Bank, Limited

4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan

Place of Administration:

Sumitomo Mitsui Trust Bank, Limited

Stock Transfer Agency Department

4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan

Article 3. (Requests or Notifications)

1.	Under these Regulations, all requests shall be made and notifications shall be given by forms designated by the Company unless they are made or given through Account Management Companies or the JASDEC or otherwise provided for in Article 14, Paragraph 1.

2.	In the case where, under the preceding Paragraph, requests are made or notifications are given by a proxy, a document certifying the authority of such proxy must be submitted, and in the case where the consent of a guardian is necessary, a document certifying such consent must be submitted.

3.	In the case where, under Paragraph 1, requests are made or notifications are given through an Account Management Company and the JASDEC or through an Account Management Company, the Company may handle such requests or notifications as if they were made by the shareholder.

4.	The Company may request that a person who makes requests or gives notifications under Paragraph 1 submit a document certifying that such a person is the shareholder or a proxy.

5.	The Company, in case of requesting a submission of a document set forth in the preceding Paragraph, will not accept requests or notifications set forth in Paragraph 1 unless such submission is made.

Chapter II

Entry or Digital Entry in the Register of Shareholders and Related Matters

Article 4. (Entry or Digital Entry in the Register of Shareholders)

1.	The Company shall make an entry or a digital entry in the register of shareholders in accordance with a notice given by the JASDEC concerning all shareholders.

2.	When the Company has received a notice of change of address of a person who was recorded, in writing or digitally, in the register of shareholders (the “Shareholder or the Equivalent”) or a notice of any other change of the matters recorded in such register, it shall change the entry or the digital entry in such register in accordance with such notice.

3.	In addition to the provisions of the preceding two (2) Paragraphs, an entry or a digital entry in the register of shareholders must be made when new shares are issued or if so provided by laws or ordinances.

Article 5. (Characters and Symbols Used in the Register of Shareholders)

An entry or a digital entry in the register of shareholders shall be made using the characters and symbols designated by the JASDEC.

Article 6. (Entry or Digital Entry in the Register of Stock Acquisition Rights and Other Matters)

1.	Requests must be made to the transfer agent to record in writing or digitally in the register of stock acquisition rights, register, transfer or deregister a pledge pertaining to stock acquisition rights, or indicate or delete trust assets.

2.	Besides the provisions of the preceding Paragraph, handling rules of stock acquisition rights may be separately established.

Chapter III

Various Notifications

Article 7. (Notification of the Address and the Name or Trade Name of Shareholders or the Equivalent)

1.	A Shareholder or the Equivalent shall notify his/her address and name or trade name to the Company.

2.	Notifications set forth in the preceding Paragraph or notifications of their changes must be made through the Account Management Company and the JASDEC unless otherwise provided for in Article 4, Paragraph 3.

Article 8. (Notification by Nonresident Shareholders or the Equivalent)

1.	Shareholders or the Equivalent not residing in Japan shall appoint a standing proxy or designate a mailing address in Japan and shall notify such appointment or designation.

2.	The standing proxy shall be a Shareholder or the Equivalent under Paragraph 1 of the preceding Article.

3.	Notifications set forth in Paragraph 1 or notifications of their changes must be made through the Account Management Company and the JASDEC unless otherwise provided for in Article 4, Paragraph 3.

Article 9. (Representative of a Corporation)

1.	In the case where the Shareholder or the Equivalent is incorporated, it shall notify the title and the name of one (1) representative of such incorporation.

2.	Notifications set forth in the preceding Paragraph or notifications of their changes must be made through the Account Management Company and the JASDEC unless otherwise provided for in Article 4, Paragraph 3.

Article 10. (Representative of Jointly-owned Shares)

1.	Shareholders jointly owning shares shall appoint one (1) representative and notify his/her address and name or trade name.

2.	Notifications set forth in the preceding Paragraph or notifications of their changes must be made through the Account Management Company and the JASDEC unless otherwise provided for in Article 4, Paragraph 3.

Article 11. (Legal Representative)

1.	The address and the name or title of any legal representative, such as a person with parental authority or a guardian, must be notified.

2.	Notifications set forth in the preceding Paragraph, or notifications of their changes or removals must be made through the Account Management Company and the JASDEC unless otherwise provided for in Article 4, Paragraph 3.

Article 12. (Other Notifications)

1.	Besides the notifications set forth in Article 7 through the preceding Article, unless otherwise directed by the Company, any notification to the Company must be made through an Account Management Company and the JASDEC, or an Account Management Company; provided, however, that this shall not apply if Article 4, Paragraph 3 prescribes otherwise.

2.	Any notification that cannot be accepted or passed on by an Account Management Company must be given to the transfer agent.

Article 13. (Matters to Be Notified by Holders of Stock Acquisition Rights)

The provisions of Article 7 through the preceding Article shall apply mutatis mutandis to the matters to be notified and the method of notification by a person who is recorded, in writing or digitally, in the register of stock acquisition rights of the Company; provided, however, that such notification must be given to the transfer agent, unless otherwise provided for under Paragraph 2 of Article 6.

Chapter IV

Repurchase of Shares Less Than One Share Unit

Article 14. (Method of Requesting a Repurchase)

Any request for a repurchase of shares less than one share unit must be made through Account Management Companies and the JASDEC under the rules of the JASDEC.

Article 15. (Determination of the Repurchase Price)

1.	The per-share price of shares less than one share unit to be repurchased shall be the closing price on the Tokyo Stock Exchange on the day a request under the preceding Article reaches the transfer agent’s place of administration set forth in Article 2; provided, however, that, if there is no transaction on such day, the price shall be the opening price on the next day.

2.	The per-share price for a repurchase set forth in the preceding Article shall be multiplied by the number of shares requested to be repurchased to determine the repurchase price.

Article 16. (Payment of Repurchase Price)

1.	The Company shall, unless it decides otherwise, pay the repurchase price to a person requesting for repurchase on the fourth (4th) business days counting from the day after such repurchase price was determined.

2.	In the case referred to in the preceding Paragraph, the repurchase price must be paid not later than the date of record if such price reflects the right to receive a dividend of surplus, more shares in a stock split, or other distributions.

Article 17. (Transfer of Repurchased Shares)

The shares less than one share unit for which a request for repurchase is made shall be transferred to the Company’s account on the day the procedure to pay the repurchase price set forth in the preceding Article has been completed.

Chapter V

Method of Exercising Minority and Other Shareholders’ Rights

Article 18. (Method of Exercising Minority and Other Shareholders’ Rights)

1.	In case of exercising the minority and other shareholders’ rights set forth in Article 147, Paragraph 4 of the Act on Book Entry of Corporate Bonds and Shares (the “Book Entry Act”) directly against the Company, the shareholder shall submit a document on which his/her printed name and seal are affixed, together with a receipt related to the individual shareholder notice issued by an Account Management Company (a notice set forth in Article 154, Paragraph 3 of the Book Entry Act); provided, however, that a foreigner may substitute his/her signature for such printed name and seal.

2.	Exercise of the minority and other shareholders’ rights set forth in the preceding Paragraph shall be subject to the provisions of Paragraphs 2, 4, and 5 of Article 3.

Chapter VI

Fees

Article 19. (Fees)

1.	There shall be no fees in connection with the corporate stock of the Company.

2.	Fees payable by a Shareholder or the Equivalent to Account Management Companies or the JASDEC shall be borne by the Shareholder or the Equivalent.

Supplementary Provisions

Article 1. (Amendment of the Article Number in Article 1 as a Result of an Amendment to the Articles of Incorporation)

In the case where, the article number of Article 9 (Share Handling Regulations) of the Company’s Articles of Incorporation has been changed as a result of a resolution of a general meeting of shareholders, “Article 9 of the Company’s Articles of Incorporation” referred to in Article 1 will reflect the new article number after such change.

These Regulations shall come into force on May 15, 2013.

The revision of these Regulations shall come into force on August 15, 2017.

I declare that the above is the Company’s Share Handling Regulations.

Kunio Ichinose

Representative Director and President

Pepper Food Service Co., Ltd.

3-3-2, Azumabashi, Sumida-ku, Tokyo, Japan